Exhibit 10.17

CYMER, INC.

AMENDMENT NO. 1 TO RESTRICTED STOCK UNIT AGREEMENT

(DIRECTORS)

This AMENDMENT NO. 1 TO RESTRICTED STOCK UNIT AGREEMENT (the “Amendment”) is effective as of December     , 2012, by and between CYMER, INC., a Nevada corporation (the “Company”), and                     (“Holder”).

RECITALS

A. The Company and Holder have entered into [a] Restricted Stock Unit Agreement[s] (Cymer No[s].     [and     ]) (each, an “Original Agreement”) pursuant to which a number of shares of Common Stock are to be issued to the Holder during 2012. Each Original Agreement was subject to Company’s 2005 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meanings given in the Original Agreement and the Plan.

B. The Company and Holder acknowledge that (i) the vesting of Holder’s Award creates tax obligations to Holder and (ii) the Company has no authority to withhold otherwise deliverable shares from, or to make tax payments on behalf of, members of the Company’s Board of Directors who are not employees of the Company.

C. The Company and Holder wish to amend certain terms set forth in each Original Agreement.

AGREEMENT

The parties agree as follows:

1. Section 1 of each Original Agreement shall be amended to add the following provision to the end thereof, which shall read as follows:

“Notwithstanding the forgoing, (A) with respect to any shares subject to your Award that vested between (and including) January 1, 2012 and December 13, 2012 (the “2012 Vesting Tranche”), the Company will deliver to you a number of shares of Common Stock equal to the 2012 Vesting Tranche on December 13, 2012. In addition, if on December 13, 2012 you are precluded under the Company’s policy regarding insider trading from engaging in market transactions involving the Company’s Common Stock, then you may elect to sell to the Company, and the Company will purchase from you, a whole number of shares of Common Stock equal as nearly as possible to 40% of the shares that will be issued to you on December 13, 2012 pursuant to this Section 1, at a price per share equal to the Fair Market Value of one (1) share of the Common Stock on such date. You may elect to sell shares to the Company pursuant to the preceding sentence by notifying the Company in writing (including email) of such election prior to December 10, 2013. The Company will remit promptly to you the aggregate purchase price for the shares of Common Stock so purchased at the address on file with the Company and will distribute the balance of the shares underlying the RSUs in the manner provided in this Section 1of the Agreement.”

2. Except as expressly set forth herein, each Original Agreement and all other documents referred to therein shall remain in full force and effect and shall not be modified or altered in any other way.

3. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

4. This Amendment may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOW]

The parties hereto have executed this AMENDMENT NO. 1 TO RESTRICTED STOCK AWARD AGREEMENT as of the date first written above.

COMPANY:

CYMER, INC.

By:

HOLDER:

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